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LIMITED LIABILITY COMPANY
OPERATING STATEMENT
of
POTOMAC POWER RESOURCES, LLC
Effective as of May 5, 2003
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LIMITED LIABILITY COMPANY
OPERATING STATEMENT
of
POTOMAC POWER RESOURCES, LLC
TABLE OF CONTENTS

LIMITED LIABILITY COMPANY OPERATING STATEMENT OF POTOMAC POWER RESOURCES, LLC

                         THIS LIMITED LIABILITY COMPANY OPERATING STATEMENT OF POTOMAC POWER RESOURCES, LLC (this "Statement") is made as of this 5th day of May 2003 (the "Effective Date") by Pepco Energy Services, Inc., a Delaware corporation ("PES"), and each Person subsequently admitted to the Company as a member in accordance with the terms hereof. These Persons shall be referred to herein, collectively, as "Members" and, individually, as a "Member."

                          Potomac Power Resources, LLC (the "Company") is the successor to Potomac Power Resources, Inc., a Delaware corporation ("PPRI"), pursuant to the conversion of PPRI to a Delaware limited liability company under Section 266 of the General Corporation Law of the State of Delaware and Section 18-214 of the Delaware Limited Liability Company Act, and was formed pursuant to a Certificate of Formation filed with the Secretary of State of the State of Delaware by the Company's authorized representative on April __, 2003. Accordingly, the single member of the Company, PES, on behalf of itself and any future Members, hereby adopted this Operating Statement as follows:

ARTICLE 1 DEFINITIONS
Certain capitalized terms used in this Statement shall have the meanings set forth in Exhibit B attached hereto.
ARTICLE 2
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GENERAL TERMS
2.1. Name. The name of the Company shall be Potomac Power Resources, LLC.

          2.2.  Registered Office arid Agent. The location of the registered office of the Company in Delaware shall be 1013 Centre Road, New Castle County, Wilmington, Delaware 19805. The Company's registered agent at such address shall be Corporation Service Company. The registered agent and registered office of the Company may be changed from time to time by the Management Committee upon giving notice thereof to the Members and complying with the requirements of the Company Act.

          2.3.  Principal Office of the Company. The location of the principal place of business of the Company shall be 1300 North 17th, Suite 1600. Arlington. Virginia, 22209 or such other location as the Management Committee may decide from time to time.

2.4. Term. The Company shall have a perpetual existence unless dissolved in accordance with Article IX herein.
2.5. Business Purpose. The Company is organized to engage in any lawful act or activity for which a limited liability company may be foTn1ed under the Company Act.
ARTICLE 3 MEMBER(S); CAPITAL CONTRIBUTIONS; UNITS
3.1. Members. The name and address of each Member is set forth on Exhibit A attached to this Statement.
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          3.2.  Initial Capital Contributions. Set forth on Exhibit A attached to this Statement are (i) the number of Units issued and sold as of the Effective Date to the initial Member; and (ii) the cash purchase price for such Units which has been contributed as the Capital Contribution of the initial Member as of the Effective Date.

          3.3.  Additional Contributions. Following admission to the Company and the payment in full of a Member's initial Capital Contribution, no Member shall be obligated to make any additional contribution to the Company's capital, whether upon liquidation of the Company or otherwise. Without limiting the generality of the foregoing, no Member shall have any obligation to restore any deficit balance in such Member's Capital Account, and nay such deficit balance shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever.

3.4. No Interest on Capital Contributions. Members shall not be paid interest on their Capital Contributions.

          3.5.  Return of Capital Contributions. Except as otherwise provided in this Statement, no Member shall have the right to receive the return of any Capital Contribution. If any Member is entitled to receive a return of a Capital Contribution, the Company may distribute cash, notes, property, or a combination thereof to the Member in return of the Capital Contribution. The Company shall not be required to make any distributions to any Member in any form other than cash.

3.6. Capital Accounts. A separate Capital Account shall be maintained for each Member. Capital Accounts of the Members shall be maintained in accordance with Treasury Regulation § 1.704-1 (b )(2)(iv).
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          3.7.  Liability; Powers of Members. The liability of Members shall be limited as provided under the Company Act and the other laws of Delaware. Except as set forth herein, the Members shall take no part whatever in the control, management, direction or operation of the Company's affairs and shall have no power to bind the Company. No Member shall be an agent of any other Member or of the Company solely by reason of being a Member.

          3.8.  Units. A Members share of the Company's income, gain, loss and deductions, and of the Company's cash distributions, shall be represented by the "Unit" or "Units" held by such Member. The Company may from time to time issue Units, upon the payment of such consideration as shall be determined by the Management Committee, to its existing Members, or to newly admitted Members.

ARTICLE 4 RESTRICTIONS ON TRANSFER

          4.1.  Transfers Prohibited. Except in accordance with the provisions of this Statement, no Member nor any of its transferees (direct or indirect, including without limitation any successors and assigns) may sell, transfer, pledge, mortgage, assign or otherwise dispose of (each a "transfer") all or any portion of its Units (whether voluntary or involuntary, including without limitation any transfer by operation of law).

          4.2.  Conditions of Transfer. So long as there is only one Member of the Company, such Member may freely transfer all or any portion of its Units. At any time there shall be more than qne Member of the Company, no Member may transfer all or any portion of its Units unless all of the following conditions are satisfied:

(i) the transferee has been approved by the Management Committee; and
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(ii) the transferee delivers to the Company a written instrument agreeing to be bound by the terms of this Statement to the extent applicable to the transferred Units.

          4.3.  Acknowledgment. Each Member hereby acknowledges the reasonableness of the prohibitions contained in this Article 4 in view of the purposes of the Company and the relationship of the Members. The transfer of any Units in violation of the prohibition contained in this Article 4 shall be deemed invalid, null and void, and of no force or effect.

          4.4.  Admission of Members. Notwithstanding any other provision hereof to the contrary, if any Person acquires any Units by transfer, original issue by the Company or otherwise, then the Management Committee, in the exercise of absolute and uncontrolled discretion, may approve the admission of such Person as a Member, whereupon such newly admitted Member shall have the right to become a Member, to participate in the management of the business and affairs of the Company as provided herein and to exercise, possess and enjoy all of the rights appertaining to the Units acquired.

ARTICLE 5 PROFIT, LOSS AND DISTRIBUTIONS

          5.1.  Allocation of Profit or Loss. All items of Company income, gain, loss, and deduction as determined for book purposes shall be allocated among the Members, and shall be credited or debited to their respective Capital Accounts, in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv), so as to ensure to the maximum extent possible that:

                    (i)          such allocations satisfy the economic effect equivalence test of Treasury Regulations Section 1.704-1 (b )(2) (I) (by allocating items that can have economic effect in such a manner that the balance of each Member's Capital Account at the end of any taxable year

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(increased by such Member's "share of partnership minimum gain" as defined in Treasury Regulations Section 1.704-2) would be positive in the amount of cash that such Member would receive (or would be negative in the amount of cash that such Member would be required to contribute to the Company), if (A) the Company sold all of its property for an amount of cash equal to the book value (as determined pursuant to Treasury Regulations Section 1.704- I (b)(2)(iv)) of such property (reduced, but not below zero, by the amount of nonrecourse debt to which such property is subject) and (B) all of the cash of the Company remaining after payment of all liabilities (other than nonrecourse liabilities) of the Company were distributed in liquidation immediately following the end of such taxable year pursuant to Section 9.2); and

(ii) all allocations of items that cannot have economic effect (including credits and nonrecourse deductions) are allocated to the Members in accordance with their respective Ownership Percentages.
5.2. Distributions.
Except as otherwise provided in Section 9.2 hereof, Available Cash shall be distributed to the Members in proportion to their respective Ownership Percentages.
5.3. General.
(i) Except as otherwise provided in this Statement, the timing and amount of all distributions shall be determined by the Management Committee.

                    (ii)          If any assets of the Company shall be distributed in kind to the Members, such assets shall be valued on the basis of their fair market value at the date of distribution. Unless the Members otherwise agree, the fair market value of the assets to be distributed

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shall be determined by an independent appraiser who shall be selected by the Members. The gain or loss for each such asset shall be determined as if the asset had been sold at its fair market value, and the gain or loss shall be allocated as provided in Section 5.1 and shall be properly credited or charged to the Capital Accounts of the Members prior to the distribution of the assets in liquidation pursuant to Section 9.2.

                    (iii)          All items of Company income, gain, loss and deduction shall be allocated, and all distributions shall be made, to the Persons shown on the records of the Company to have been Members as of the last day of the taxable year for which the allocation or distribution is to be made. Notwithstanding the foregoing, if any Units in the Company shall be transferred during a taxable year, items of Company income, gain, loss and deduction for such period shall be allocated among the original Members and the successor on the basis of the number of days each was a Member during such period; provided, however; that if the Company has any extraordinary non-recurring items for the taxable year in which the transfer of Units occurs, such period shall be segregated into two or more segments in order to account for income, gain, loss, deductions or proceeds attributable to such extraordinary non-recurring items of the Company.

ARTICLE 6 MANAGEMENT COMMITTEE; OFFICERS

          6.1.  Management by Members. The business and affairs of the Company shall be managed by the Members through a Management Committee acting in a representative capacity for the Members. The members of the Management Committee shall have the authority to (I) exercise all the powers and privileges granted by the Company Act or any other law or this Statement, together with any power incidental thereto, so far as such powers are necessary or convenient to the conduct, promotion or attainment of the business, trade, purposes or activities.

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of the Company, and (ii) take any other action not prohibited under the Company Act or other applicable law

          6.2.  Unanimous Action. All decisions of the Members respecting any matter set forth herein or otherwise affecting or arising out of the conduct of the business of the Company shall be made only by unanimous action of all of the Members evidenced by a written consent signed by each Member, or as approved or authorized by the Management Committee representatives of each of the Members.

          6.3.  Formation of Management Committee. The Members shall form a management committee ("Management Committee") of the Company, which shall operate in accordance with the applicable terms of this Statement. The Management Committee shall consist of one representative of each Member. Each Member may designate one or more alternate representatives to the Management Committee to act in the absence of its primary representative. The Management Committee initially shall consist of E. R. Mayberry as the representative of PES and Peter Meier as the alternate representative of PES. A Member, with or without cause, at any time and from time to time and for any reason, may remove its representative on the Management Committee then acting or any alternate and appoint a new member or alternate of the Management Committee. Except as otherwise detern1ined by the Members, the members of the Management Committee shall serve without compensation from the Company.

          6.4.  Powers of Management Committee. All powers of the Company shall be exercised by or under the authority of the Management Committee. Decisions of the Management Committee within its scope of authority shall be binding upon the Company and its Members.

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          6.5.  Meetings of the Management Committee. Meetings of the Management Committee shall be held at the principal place of business of the Company or at any other place that the members of the Management Committee determine. In the alternative, meetings may be held by conference telephone, provided that each member of the Management Committee can hear and speak to the others. The presence of one representative (or alternate representative) of each Member shall constitute a quorum for the transaction of business. Meetings shall be held in accordance with a schedule established by the Management Committee. In addition, any member of the Management Committee may convene a meeting thereof upon at least two (2) business days prior written notice to the other members. The Management Committee shall act at meetings by unanimous vote. The Management Committee also may make decisions, without holding a meeting by unanimous written consent of all of the members of the Management Committee. Minutes of each meeting and a record of each decision shall be kept by the designee of the Management Committee and shall be given to the Members promptly after the meeting or decision.

          6.6.  No Restrictions on Member Activities. Except as otherwise provided in contractual arrangements, nothing in this Statement shall be deemed to restrict in any way the rights of any Member, or of any affiliate of any Member, to conduct any other business or activity whatsoever. The organization of the Company shall be without prejudice to the Members' rights (or the rights of their respective affiliates) to maintain, expand or diversify any such other interests and activities permitted by this paragraph (ii), and to receive and enjoy profits and compensation therefrom. Each Member waives any rights the Member might otherwise have to share or participate in such other interests or activities of any Member or any of their respective affiliates.

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          6.7.  Officers. The Management Committee may, from time to time as it deems advisable appoint officers of the Company (the "Officers") and assign in writing titles (including, without limitation, President, Vice President, Secretary, and Treasurer) to any such persons. Unless the Management Committee decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. The Officers shall be subject to the general supervision and control of the Management Committee and shall carry out the policy decisions made by the members of the Management Committee. An Officer may be removed at any time with or without cause by the Management Committee. At the direction of the Management Committee, the President and other appropriate Officers shall have the full power to perform any act that an "authorized person" may perform under the Company Act, and to execute, for and on behalf of the Company, any and all documents and instruments which may be necessary to carry on the business of the Company, including without limitation, any and all deeds, contracts, leases, mortgages, deeds of trust, promissory notes, guarantees, security agreements, and financing statements pertaining to the Company's assets or obligations. No person dealing with the President or any other Officer need inquire into the validity or propriety of any document or instrument executed in the name of the Company by the President or other Officer, or as to the authority of the President or other Officer in executing the same.

As of the date hereof, the Management Committee has appointed the following persons as the Officers: Ed Mayberry, President; James McDonnell, Treasurer; Peter Meier, Secretary.
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          6.8.  Exculpation. No act or omission of any Member, Management Committee representative or Officer shall subject the Member, Management Committee representative or Officer to any liability to the Company or the Members, unless such Person engaged in fraud, gross negligence, willful misconduct, intentional breach of this Statement or knowing violation of the criminal law.

          6.9.  Indemnification. To the maximum extent permitted by law, the Company shall indemnify, defend and hold harmless each Management Committee representative and each Officer (an "Indemnified Person") for any act performed by such Indemnified Person within the scope of authority conferred on him pursuant to this Statement, unless such Indemnified Person engaged in fraud, gross negligence, willful misconduct, intentional breach of this Statement or knowing violation of the criminal law. Upon request, the Company shall advance to or on behalf of an Indemnified Person all reasonable costs and expenses incurred in connection with the defense of the Indemnified Person against any action or proceeding arising out of his acting as a Management Committee representative or Officer hereunder; provided that the Indemnified Person provides a written undertaking satisfactory to a majority in Ownership Percentages of the Members, to reimburse the Company for all such advances if indemnification under this Section 6.9 is held to be improper.

ARTICLE 7 MEETINGS OF THE MEMBERS

          7.1.  Meetings. Meetings of the Members for any purpose or purposes may be called by the Management Committee and shall be called upon the written request of Members having aggregate Ownership Percentages of not less than thirty-five percent (35%). Requests for meetings shall state the purpose or purposes of the proposed meeting

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          7.2.  Presiding Officer. Meetings of the Members shall be presided over by a chairperson to be chosen at the meeting by Members present in person or by proxy who own at least the majority of Ownership Percentages represented at the meeting.

          7.3.  Quorum. The holders of a majority of Ownership Percentages present in person or by proxy shall be necessary to and shall constitute a quorum for the transaction of business at all meetings of the Members, except as otherwise required by this Statement or the Company Act.

          7.4.  Voting. Except as otherwise provided in this Statement, the Members shall be entitled to vote in person or by proxy at every meeting of the Members in proportion to their respective Ownership Percentages, but no proxy shall be voted on after three (3) years from its date, unless the proxy provides for a longer period. When a quorum is present at any meeting, the affirmative vote of Members holding a majority in Ownership Percentages voted on any question brought before such meeting shall decide such question, unless the question is one upon which by express provision of the Company Act or this Statement a different vote is required, in which case such express provision shall govern and control the decision of such question.

          7.5.  Action by Consent. Whenever the vote of the Members at a meeting thereof is required or permitted to be taken for or in connection with any action, by any provisions of the Company Act or this Statement, the meeting and vote of Members may be dispensed with if not less than the number of Members which would have constituted a quorum, if such meeting were held, shall consent in writing to such action being taken; provided that the written consent shall be signed by Members having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Members entitled to vote

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thereon were present and voted, and provided that prompt notice must be given to all members of the taking of action without a meeting and by less than unanimous written consent.
ARTICLE 8 RECORDS; FINANCIAL REPORTS
8.1. Records. The Management Committee shall cause the Company to keep at its principal place of business the following:
(i) a current list in alphabetical order of the full name and the last known street address of each Member;
(ii) a copy of the Certificate of Formation and all amendments thereto;
(iii) copies of the Company's federal, state and local income tax returns and reports, if any, for the three (3) most recent years;
(iv) a copy of this Statement and all amendments hereto;

                     (v)          copies of all actions taken at a meeting or by written consent of the Members with respect to which records are required to be maintained by the Company pursuant to the other provisions of this Statement; and

(vi) copies of any financial statements of the Company for the three (3) most recent years.

          8.2.  Accounting Policies; Fiscal Year. The books and records of the Company shall be kept on such method of accounting as the Management Committee shall select. The financial statements of the Company shall be prepared in accordance with generally accepted accounting

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principles consistent applied, and shall be appropriate and adequate for the Company's business and for carrying out all provisions of this Statement. The Fiscal Year of the Company shall be a calendar year.

          8.3.  Members' Audit and Inspection Rights. Each Member shall have the right to examine and audit the accounts and financial records of the Company and to inspect and make copies of all books, records documents and materials as such Member may deem appropriate during regular business hours at its sold cost and expense. The parties agree to take appropriate correction action with respect to any errors so discovered.

ARTICLE 9 DISSOLUTION; LIQUIDATION; WINDING UP AND TERMINATION

          9.1.  Dissolution. The Company shall be dissolved upon the happening of any of the events set forth in Section 18-801 of the Company Act. Upon dissolution of the Company, the Management Committee or a liquidating trustee, if one is appointed, shall wind up the affairs of the Company and, in their, his or its sole and absolute discretion, liquidate the assets of the Company. The Management Committee or such liquidating trustee shall, in their, his or its absolute discretion, determine the time, manner and terms of any sale or other disposition of the Company's investments, properties and assets for the purpose of obtaining, in their, his or its opinion, fair value for such assets.

9.2. Application of Proceeds. The proceeds from liquidation shall be applied in the following order:
(i) First, to third party creditors, in the order or priority as provided by the Company Act;
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                    (ii)          Second, to a reserve account in such amount as the Management Committee or liquidating trustee deems reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company. Such reserve account may be paid to a bank, to be held in escrow for the purpose of paying any such contingent or unforeseen liabilities or obligations and, at the expiration of such period as the Management Committee or liquidating trustee may deem advisable, the amounts in such reserve account shall be distributed to the Members in the manner set forth in the balance of this Section 9.2; and

                    (III)          Third, after taking into account the allocations of items of Company income, gain, loss or deduction pursuant to Section 5.1, if any, and distributions of cash or property pursuant to Section 5.2, if any, to the Members, in accordance with the balances of their respective Capital Accounts.

          9.3.  Certificate of Cancellation. When the Management Committee o]~ liquidating trustee have complied with the foregoing liquidation plan, the Management Committee or the liquidating trustee shall execute and cause to be filed an appropriate Certificate of Cancellation under the Company Act.

ARTICLE 10 NOTICES

          10.1.  Notice of Meetings of Members. Unless otherwise required by law or this Statement, written notice of a meeting of Members or of the Management Committee, stating the place, date, hour and purpose thereof, shall be given to each Member not less than twenty-four (24) hours nor more than thirty (30) days before the date fixed for the meeting.

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          10.2.  Method of Giving Notice. All notices, requests, demands, and other communications under this Statement shall be in writing and shall be deemed to have been duly given to a party (i) on the date of receipt if delivered personally to a Member, (ii) on the fifth day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, or (iii) on the weekday when delivery is guaranteed if sent by overnight delivery by Federal Express or other nationally recognized air courier, expenses prepaid and, with regard to (ii) and (iii) above, to the address of such party set forth on Exhibit A hereto or otherwise maintained in the records of the Company.

ARTICLE 11 GENERAL
11.1. Applicable Law. THIS STATEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELA WARE (WITHOUT GIVING EFFECT TO SUCH JURISDICTION'S CONFLICT OF LAWS PROVISIONS).
11.2. Headings; Construction. The headings used in this Statement are for convenience only and do not constitute substantive matters and shall not be considered in construing this Statement.

          11.3.  Amendments and Waivers. This Statement may be amended (:including a termination or extension) by a written instrument executed by Members having at least 66 2/3% of the aggregate Ownership Percentages held by all Members. No waiver of any of the provisions of this Statement shall be deemed or shall constitute a waiver of any other provision

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hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

          11.4.  Deemed Agreement. This Statement is intended to govern the operations of the Company to the same extent and effect as if this Statement were, and this Statement shall for all purposes be deemed to be, an operating agreement among the members of a limited liability company within the meaning of the Company Act.

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IN WITNESS WHEREOF, in order to evidence the adoption of the foregoing as the Operating Statement of the Company, the undersigned has executed this Statement as of the date first written above.
Pepco Energy Services, Inc. By: E. R. MAYBERRY Name: E. R. Mayberry Title: President
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EXHIBIT A Member's Name, Address, Number of Units, Initial Capital Contribution~ and Ownership Percentage
NAME AND ADDRESS	NUMBER OF UNITS	INITIAL CAPITAL CONTRIBUTIONS	OWNERSHIP PERCENTAGE AS OF EFFECTIVE DATE
Pepco Energy Services, Inc.	100	$100	100.00%
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EXHIBIT B

                    "Available Cash" with respect to any fiscal period of the Company shall mean the net cash of the Company available after appropriate provision for expenses, liabilities, commitments and contingencies of the Company as determined by the Management Committee.

"Capital Account" means, with respect to any Member, the capital account maintained for such Person in accordance with Section 3.6 of this Statement.
"Capital Contribution" means, with respect to any Member, the amount of money and the value of other property contributed to the Company with respect to the Interest held by such Member.
"Certificate of Formation" means the certificate of formation of the Company as filed with the Secretary of State of Delaware in accordance with the Company Act, as amended from time to time.
"Company Act" means the Delaware Limited Liability Company Act, as the same may be amended from time to time.
"Fiscal Year" means the Company's taxable year, and in the case of the last Fiscal Year, the fraction thereof ending on the date on which the winding up of the Company is completed.
"Management Committee" has the meaning set forth in Section 6.3.
"Officers" has the meaning set forth in Section 6.7.
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                    "Ownership Percentage" means, as of any particular time and from time to time, the ratio, expressed as a percentage, of a Member's Capital Contribution to the aggregate Capital Contributions of all Members. The initial Ownership Percentage of each Member is set forth opposite each Member's name on Exhibit A hereto under the caption "Ownership Percentage," which Exhibit A shall be amended from time to time to reflect changes in the Ownership Percentages of the Members in accordance with the terms hereof.

"Person" means any individual, partnership, limited liability company, corporation, unincorporated organization or association, trust or other entity.
"Unit" has the meaning set forth in Section 3.8.
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